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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)


                     INTERNATIONAL INTEGRATION INCORPORATED
-------------------------------------------------------------------------------
                                (Name of issuer)

                          COMMON STOCK, $.01 par value
-------------------------------------------------------------------------------
                         (Title of class of securities)

                                  459698 10 6
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                                 (CUSIP number)

                               December 31, 1998
-------------------------------------------------------------------------------
            (Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.


      [ ] Rule 13-d-1(b)

      [ ] Rule 13d-(c)

      {X} Rule 13d-1(d)

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---------------------------                          ---------------------------
  CUSIP No.  459698 10 6           SCHEDULE 13G        Page  2  of  4 Pages
--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Michael Pehl
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      PLACE OF ORGANIZATION

        USA
--------------------------------------------------------------------------------
                         5.       SOLE VOTING POWER

                                  919,814
  NUMBER OF              -------------------------------------------------------
   SHARES                6.       SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                        None
    EACH                 -------------------------------------------------------
 REPORTING               7.       SOLE DISPOSITIVE POWER
  PERSON
   WITH:                          919,814
                         -------------------------------------------------------
                         8.       SHARED DISPOSITIVE POWER

                                  None
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        991,814
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                                      [ ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        5.6%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

        IN
================================================================================


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CUSIP No.  459698 10 6           SCHEDULE 13G        Page  3  of  4 Pages

ITEM 1.

       (A)   NAME OF ISSUER: INTERNATIONAL INTEGRATION INCORPORATED

       (B)   ADDRESS:  101 MAIN STREET
                       CAMBRIDGE, MASSACHUSETTS 02142

ITEM 2.

       (A)   NAME OF PERSON FILING: MICHAEL PEHL

       (B)   ADDRESS OF BUSINESS OFFICE PERSON FILING:

                       INTERNATIONAL INTEGRATION INCORPORATED
                       101 MAIN STREET
                       CAMBRIDGE, MASSACHUSETTS 02142

       (C)   MR. PEHL IS A CITIZEN OF GERMANY

       (D)   COMMON STOCK, $.01 PAR VALUE

       (E)   CUSIP NUMBER: 459698 10 6

ITEM 3.

       THIS STATEMENT IS NOT BEING FILED PURSUANT TO RULE 13d-1(b), 13d-2(b), 13d-2(c) OR 13d-1(c).

ITEM 4.

       (A) FOR THE YEAR ENDED DECEMBER 31, 1998, THE AGGREGATE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK BENEFICIALLY OWNED BY MICHAEL PEHL IS 919,814 SHARES.

       (B) PERCENT OF CLASS: 5.6% BASED UPON 17,236,016 SHARES OUTSTANDING.

       (C) INCLUDED IN THE 919,814 SHARES OF COMMON STOCK BENEFICIALLY OWNED BY MR. PEHL ARE 919,814 SHARES ISSUABLE UPON THE EXERCISE OF OUTSTANDING STOCK OPTIONS PRESENTLY EXERCISABLE OR EXERCISABLE WITHIN SIXTY (60) DAYS AFTER DECEMBER 31, 1998.



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CUSIP No.  459698 10 6           SCHEDULE 13G        Page  4  of  4 Pages

ITEM 5.

       NOT APPLICABLE

ITEM 6.

       NOT APPLICABLE

ITEM 7.

       NOT APPLICABLE

ITEM 8.

       NOT APPLICABLE

ITEM 9.

       NOT APPLICABLE

ITEM 10.

       NOT APPLICABLE



                                   SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.


DATE: FEBRUARY 12, 1999



/s/ MICHAEL PEHL
-------------------------------
MICHAEL PEHL